                                                                   EXHIBIT 99(b)


   COMSTOCK
   RESOURCES


FOR IMMEDIATE RELEASE                         NEWS RELEASE



Contact:     Roland O. Burns
             Senior Vice President
             (214) 701-2000



              COMSTOCK RESOURCES, INC. COMPLETES ACQUISITION FROM
                SONAT EXPLORATION COMPANY FOR $50.6 MILLION AND
                 ENTERS INTO $110 MILLION BANK CREDIT FACILITY


             DALLAS, TX, August 1, 1995--Comstock Resources, Inc. ("Comstock" or the "Company")(NASDAQ-NMS:CMRE) today announced that on July 31, 1995, Comstock closed the previously announced acquisition of certain producing oil and gas properties and natural gas gathering systems located in East Texas and North Louisiana from Sonat Exploration Company, a wholly owned subsidiary of Sonat Inc. ("Sonat") for total consideration of $50.6 million.

             Comstock acquired interests in 319 (188 net) oil and gas wells from Sonat for $49.1 million. Comstock will operate 245 of the wells acquired. In addition, Comstock, through its wholly owned subsidiary, Comstock Natural Gas, Inc., acquired the managing general partner interest and a 20.31% limited partner interest in the Crosstex Pipeline Partners, Ltd. ("Crosstex") as well as certain other gathering systems primarily located in Harrison County, Texas from Sonat for $1.5 million. Comstock will operate the more than 78 miles of gathering systems owned by Crosstex or acquired directly by Comstock.

             Comstock also announced that on July 31, 1995, the Company entered into a $110 million credit facility with NBD Bank and Bank One, Texas to finance the acquisition from Sonat as well as to finance future acquisition and development activities of the Company. On July 31, 1995, the Company had $76.9 million outstanding under the bank credit facility.

             "The $50.6 million acquisition is the largest transaction completed by the Company in its operating history", stated M. Jay Allison, President and Chief Executive Officer. "The acquisition will more than double our daily natural gas production beginning in August 1995. We expect to increase the production from the properties we acquired from Sonat during the next six months by spending approximately $3.1 million to recomplete 15 existing wells and drill six new development wells."

             Comstock Resources, Inc. is a rapidly growing independent energy company engaged in oil and gas property acquisitions and oil and gas exploration, development, and production in the United States.



     5005 LBJ FREEWAY . SUITE 1000 . DALLAS, TEXAS  75244 (214) 701-2000